Exhibit 21.1

Subsidiaries of the Company

Legal Name	Jurisdiction of Organization
TESARO Securities Corporation*	Massachusetts
TESARO UK Limited*	United Kingdom
TESARO Development, Ltd.*	Bermuda
TSRO Bio GmbH*	Switzerland

*The above named subsidiary does business only under its legal name.